EXHIBIT 5

                                 EDWIN F. RUSSO
                                 ATTORNEY AT LAW
                              6650 STRATFORD DRIVE
                               PARKLAND, FL 33067

February 17, 1997

Medical Industries of America, Inc.
1903 S. Congress Ave., Ste 400
Boynton Beach, FL  33426

RE:   REGISTRATION STATEMENT ON FORM S-8 MEDICAL INDUSTRIES OF AMERICA, INC.

Gentlemen:

We have represented Medical Industries of America, Inc., a Florida corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 97,120 shares "Shares") of the Company's common stock, no par value ("Common Stock") pursuant to the terms of Consulting Agreements with three (3) outside independent consultants. The Agreements are as follows:

      a) Consulting Agreement dated February 1, 1997 with Comdisco Health Group, Inc.

      b)    Consultant Agreement dated February 12, 1997 with Rosenman & Cohn,
            LLP.

      c)    Consulting Agreement dated February 18, 1997 with Morton Schnessel

In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Consulting Agreements, the Certificate of Incorporation of the Company, the Bylaws of the Company and such other documents as we have deemed necessary.

We are of the opinion that the shares when issued pursuant to the respective agreements, will be legally issued, fully paid and non-assessable.

We consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Very truly yours,

By:   /s/ EDWIN RUSSO
          Edwin F. Russo
          Attorney At Law